EMPLOYMENT AGREEMENT

AGREEMENT, dated as of May 1, 2006, between GSE Systems, Inc, a Delaware corporation with principal executive offices at 7133 Rutherford Road, Baltimore, MD 21244 (the " Company"), and John V. Moran, residing at 48 Longview Avenue, Randolph, NJ 07869 ("Employee").

WITNESSETH

WHEREAS, the Company desires to employ Employee upon the terms and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Section 1. Employment.

The Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue to serve the Company, all upon the terms and subject to the conditions set forth in this Agreement.

Section 2. Capacity and Duties.

Employee is and shall be employed in the capacity of Chief Executive Officer of the Company and shall have the, duties, responsibilities, and authorities normally performed by the chief executive officer of a company and such other duties, responsibilities, and authorities as are assigned to him by the Board of Directors of the Company (the "Board") so long as such additional duties, responsibilities, and authorities are consistent with Employee's position and level of authority as Chief Executive Officer of the Company. Employee shall devote substantially all of his business time and attention to promote and advance the business of the Company.

Section 3 Term of Employment.

Unless sooner terminated in accordance with the provisions of this Agreement, the term of employment of Employee by the Company pursuant to this Agreement shall be for the period (the "Employment Period") commencing on the date hereof and ending on April 30, 2008.

Section 4 Compensation.

During the Employment Period, subject to all the terms and conditions of this Agreement and as compensation for all services to be rendered by Employee under this Agreement, the Company shall pay to or provide Employee with the following:

(a)
Base Salary. Commencing May 1, 2006, the Company shall pay to Employee a base annual salary at the rate of Two Hundred and Forty Thousand Dollars ($240,000). On May 1, 2007, the base annual salary shall be increased, as determined by the Board, by a minimum of the greater of (i) 3% or (ii) the percentage increase in the Consumer Price Index (as hereinafter defined) over the preceding twelve months. The "Consumer Price Index" shall mean the Consumer Price Index for all Urban Consumers published by the Bureau of Labor Statistics, United States Department of Labor, or the supplement or successor thereto if publication of such index should be discontinued. The base salary will be payable at such intervals (at least monthly) as salaries are paid generally to other executive officers of the Company,

(b)
Bonus. Once the Company's year end financial information is available, but not later than March 31 of the subsequent year, the Board shall determine Employee's bonus (the "Bonus") for the year then ending based upon meeting the goals set by Employee and accepted by the Board at the beginning of each year. Employee's target bonus is One Hundred and Fifty Thousand Dollars ($150,000) for 2006, and Employee's target bonus shall increase each succeeding year by the greater of (i) 3% or (ii) the percentage increase in the Consumer Price Index over the preceding twelve months. Employee’s goals for 2006 were presented to and accepted by the Board at the January 24, 2006 meeting of the Board of Directors.

(c)	Vacation. Employee shall be entitled to vacation in accordance with the Company's policy for its senior executives. Vacation may be carried into the subsequent year if not used in the year earned.

(d)
Automobile. The Company shall provide Employee with an automobile of his choice (comparable to the automobile currently provided by the Company to Employee) at the Company's expense and shall pay the maintenance, gas, and insurance expenses in connection with such automobile.

(e)
Employee Benefit Plans. Employee shall be entitled to participate in all employee benefit plans maintained by the Company for its senior executives or employees, including without limitation the Company's medical and 401(k) plans.

Section 5. Expenses.

The Company shall reimburse Employee for all reasonable expenses (including, but not limited to, business travel and customer entertainment expenses) incurred by him in connection with his employment hereunder in accordance with the written policy and guidelines established by the Company for executive officers.

Section 6. Non-Competition, Non-Solicitation.

Employee agrees that during the period he is employed by the Company under this Agreement he will not directly or indirectly, (a) solicit or offer employment to any person who was employed by the Company or any of its subsidiaries while Employee was employed by the Company (b) solicit, offer or induce any person, entity or governmental authority that was under contract with the Company or with whom the Company or any of its subsidiaries was having business discussions with while Employee was employed by the Company, or (c) become engaged in a business that is directly competitive with the business of the Company or any of its subsidiaries.

Section 7. Patents.

Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such inventions") which Employee now or hereafter during the period he is employed by the Company under this Agreement or otherwise may own or develop relating to the fields in which the Company or any of its subsidiaries may then be engaged shall belong to the Company; and forthwith upon request of the Company, Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions free and clear of all liens, charges, and encumbrances.

Section 8. Confidential Information.

All confidential information which Employee may now possess, may obtain during or after the Employment Period, or may create prior to the end of the period he is employed be the Company under this Agreement or otherwise relating to the business of the Company or of any of its customers or suppliers shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation either during or after the termination of his employment or used by him except during the Employment Period in the business and for the benefit of the Company, in each case without prior written permission of the Company. Employee shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment.

Section 9. Termination.

Employee's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)	Death. Employee's employment hereunder shall terminate upon his death.

(b)
Disability. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder on a full-time basis for the entire period of three (3) consecutive months, and within 30 days after a Notice of Termination (as defined in Section 9(d)) is given shall not have returned to the performance of his duties hereunder on a Full-time basis, the Company may terminate Employee's employment Hereunder.

(c)
Cause. The Company may terminate Employee's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment hereunder upon the occurrence of any of the following (i) the willful and continued failure by Employee to substantially perform his duties or obligations hereunder (other than any such failure resulting from Employee's incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Employee has not substantially performed his duties or obligations, (ii) the willful engaging by Employee in misconduct which, in the reasonable opinion of the Board of the Company, will have a material adverse effect on the reputation, operations, prospects or business relations of the Company, (iii) the conviction of Employee of any felony or the entry by Employee of any plea of nolo contendere in response to an indictment for a crime involving moral turpitude, or (iv) the breach by Employee of a term or condition of this Agreement. For purposes of this paragraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to he done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without the following (i) reasonable notice to Employee setting forth the reasons for the Company's intention to terminate for Cause, (ii) an opportunity for Employee, together with his counsel, to be heard before the Board, and (iii) delivery to Employee of a Notice of Termination in accordance with Section 9(d).

(d)
Notice of Termination. Any termination of Employee's employment by the Company (other than termination pursuant to Section 9(a)) shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination or Employee's employment under the provision so indicated.

(e)
Date of Termination. "Date of Termination" shall mean (i) if Employees employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated pursuant to Section 10(b), 30 days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such 30 day period), and (iii) if Employee's employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be earlier than the date on which the Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is resolved, either by mutual written agreement of the parties or by a judgment, order, or decree of a court of competent jurisdiction.

Section l0. Compensation upon Termination or During Disability.

(a)
During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Employee shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 9(b), provided that payments so made to Employee during the disability period shall be reduced by the sum of the amounts, if any, payable to Employee at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

(b)	If Employee's employment shall be terminated for Cause, the Company shall pay Employee his salary through the Date of Termination at the rate in effect at time Notice of Termination is given.

(c)
If the Company shall terminate Employee's employment in breach of the terms of this Agreement, then the Company shall pay Employee his full salary and provide Employee his benefits through the term of this Agreement. Additionally, all options to purchase the Company's common stock granted to Employee under the Company’s option plan or otherwise shall immediately become fully vested and shall terminate on such date as they would have terminated if Employee's employment by the Company had not terminated. Additionally, Employee shall be released from the non-compete and non-solicitation provisions contained in Section 6 of this Agreement.

Section 11. Successors; Binding Agreement.

(a)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and reasonably substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Section 12. No Third Party Beneficiaries.

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 11).

Section 13. Fees and Expenses.

The Company shall pay all reasonable legal fees and related expenses (including the, costs of experts, evidence, and counsel) incurred by Employee as a result of a contest or dispute over Employee's termination of employment if such contest or dispute is settled or adjudicated on terms that are substantially in favor of Employee. In addition, the Company shall pay Employee interest, at the prevailing prime rate, on any amounts payable to Employee hereunder that are not paid when due.

Section 14. Representations and Warranties of Employee.

Employee represents and warrants to the Company that (a) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Employee is under no physical or mental disability that would hinder his performance of duties under this Agreement.

Section 15. Life Insurance.

If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Employee. Employee has no reason to believe that his life is not insurable with a reputable insurance company, at rates now prevailing in the City of Baltimore fur healthy men of his age.

Section 16. Modification.

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

Section 17. Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt lo the party to whom it is to be given at the address of such party set forth in the preamble in this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 17).

Section 18. Governing Law.

This Agreement shall he governed by and construed in accordance with the laws of the State of Maryland, without giving effect to conflict of laws.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GSE SYSTEMS, INC,

By:	/s/ Jerome I. Feldman	/s/ John V. Moran
	Jerome I Feldman, Chairman	John V. Moran